Exhibit 99.1

FLOTEK INDUSTRIES REGAINS COMPLIANCE WITH NYSE’S CONTINUED LISTING STANDARD

HOUSTON, April 4, 2022 - Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced it has received written notice from the New York Stock Exchange (the “NYSE”) that it has regained compliance with the NYSE's continued listing standards. The notification is a result of the Company’s average closing price for the 30-trading days ended March 31, 2022 exceeding the NYSE's minimum requirement of $1.00 per share, based on a 30-trading day average.
On December 10, 2021, the Company reported it had received notice that from the NYSE that the average closing price of the Company’s shares of common stock was below $1.00 per share over a period of 30 consecutive trading days, which is below the requirement for continued listing on the NYSE.
The Company is no longer considered below the $1.00 per share continued listing criterion and the below compliance ".BC" indicator will be removed from the Company's common shares.
About Flotek Industries, Inc.
Flotek Industries, Inc. creates solutions to reduce the environmental impact of energy on air, water, land and people. A technology-driven, specialty green chemistry and data company, Flotek helps customers across industrial, commercial, and consumer markets improve their Environmental, Social, and Governance performance. Flotek’s Chemistry Technologies segment develops, manufactures, packages, distributes, delivers, and markets high-quality cleaning, disinfecting and sanitizing products for commercial, governmental and personal consumer use. Additionally, Flotek empowers the energy industry to maximize the value of their hydrocarbon streams and improve return on invested capital through its real-time data platforms and green chemistry technologies. Flotek serves downstream, midstream, and upstream customers, both domestic and international. Flotek is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit www.flotekind.com.

Forward -Looking Statements
Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact the company are set forth in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K (including, without limitation, in the “Risk Factors” section thereof), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect, any event or circumstance that may arise after the date of this press release.

Inquiries, contact:
Investor Relations
E: ir@flotekind.com
P: (713) 726-5322